Exhibit 10.17

AGREEMENT

Between Detrick Lawrence Corporation and its division the Emergency Film Group, 140 Cooke Street, PO Box 1928, Edgartown, MA 02538-1928 and

Universal Detection Technology
340 N. Camden Drive, Suite 302
Beverly Hills, CA 90210, USA

WHEREAS, the Detrick Lawrence Corporation and its division, the Emergency Film Group (herein referred to as The Producer), holds the copyright to certain motion picture training programs, (herein referred to as The Programs),

WHEREAS Universal Detection Technology (Herein referred to as The Distributor) wishes to distribute these programs,

THEREFORE, the parties have agreed that:

1.  The Producer will make available to The Distributor copies of the Programs for resale listed in Exhibit A as provided hereafter.

A. A Program series may have one, two, three, four, five or eight titles.

B. Each title in the HazChem, Hazmat Operations and Hazardous Materials: Managing The Incident series is considered a separate program.

C.  Many Programs include publications in support of the Program. These publications are included in the price of the Program. Additional copies and publications will be quoted separately.

2.  The Producer will ship the desired Programs to The Distributor or its designated recipient within 24 hours of order receipt, Large orders of more than 12 units per title will ship within 4 days. Shipments will be made via UPS unless otherwise requested. Shipping charges will be prepaid and added to the invoice. Distributors may choose to use their own shipping number. Drop ship services are available at no charge.

3.  The Producer will provide The Distributor, upon request, and as available, photographs from our existing library, which are suitable for marketing purposes. All materials are to be returned immediately after use.

 The Distributor agrees to sell the Programs at a price not less than the price listed in the most recent Emergency Film Group catalog or newsletter unless specifically authorized in writing by the Producer. The current list price of all the programs is listed in Exhibit A.

 The Distributor will give acknowledgment to The Producer in all materials that they produce in respect to the Programs and will not remove the name Emergency Film Group or Detrick Lawrence Corporation where it appears within the body of the Programs or cover those names whets they appear on cases or cassettes.

6.  The Distributor will provide The Producer with copies of all sales and marketing materials used to promote each program.

7. The Distributor will pay all Producer invoices within 30 days of receipt, Past due invoices will be subject to a finance charge of 1.5% per month (18% APR). Foreign Distributors must prepay for products by credit card or wire transfer in American dollars.

8. The length of the agreement is 2 year(s), from date of signing, and may ha extended by written agreement of the parties.

9. The copyright of these programs is wholly owned and will be retained by Detrick Lawrence Corporation.

10. The Producer agrees to sell The Programs to The Distributor at a30% discount of the price listed In Exhibit A, and a 20% discount on training packages listed in Exhibit B. There are no discounts on books, videos and CD-ROMs that EFG distributes for other publishers or producers.

11. Should The Distributor sell more than S100,000.00 in videos, The Distributor thereafter will receive a 40% discount an all program orders and 30% on training packages.

12. The Distributor may sell any of the packages listed in the EFG catalogue and in Exhibit "IV. However, since the packages are already heavily discounted, The Producer agrees to sell the packages at a 20% discount from the prices listed in the EFG catalogue.

13. Before The Producer fulfills orders, The Distributor must establish credit with the producer or pay by credit card when placing an order.

 AGREEMENT. This is the only agreement between the parties and shall not constitute the parties hereto as partners, or create a joint venture or fiduciary relationship between them.